TELESTONE TECHNOLOGIES CORPORATION LTD. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2007 RESULTS

Full Year Revenues Increase 55% to US $33.6 million; Net Income Up 31% to US $6.0 million

Beijing, China – March 24th, 2008. Telestone Technologies Corporation Ltd. (“Telestone”) (Nasdaq: TSTC), a leading developer and provider of wireless communication coverage solutions based in the People’s Republic of China, today announced its unaudited financial results for the fourth quarter and full year of 2007.

Fourth Quarter Highlights:

•	Revenue for the quarter increased to US $12.6 million, up 68% from the same quarter in 2006.
•	Gross profit increased 46.3% year-over year to US $6.3 million.
•	Net income of US $2.3 million, up 43.8% from the same quarter in 2006.

Full Year 2007 Highlights:

•	Revenue for the year increased to US $33.6 million, up 55% from 2006.
•	Gross margins of 50.8%, flat when compared to the 50.8% in 2006.
•	Gross profit increased to US $17.0 million, up 54.7% from the US $11.0 million in 2006.
•	Net income of US $6.0 million, up 30.9% from 2006.

“I am extremely pleased that the fourth quarter brought a strong close to a successful year for Telestone, with our Company providing leading wireless communications coverage solutions to a diverse set of customers,” commented Mr. Han Daqing, Chairman and Chief Executive Officer of Telestone. “Our WFDS product continues to receive positive feedback from potential clients, resulting in a growing revenue stream from that industry-leading product.”

“After successful acquisition of Shandong Guolian in 2007, we will continue targeting domestic companies that can provide value-added products and solutions or occupy a leading market share in provincial markets. We will also ensure the necessary investments in our technology to ensure we continue to meet the needs of our future customers, who, due to our focused efforts during the year, are increasingly international.”

Full Year 2007 Financial Results:

Telestone reported full year revenue of US $33.6 million, up 55% compared to US$21.7 million in 2006, largely due to an increase in demand for products and services from China Mobile and China Unicom. While the Company experienced a slight decline in revenues from China Netcom and China Telecom during the year, revenue from other customers rose over 300% to over US $1 million.

Gross profit of US $17.0 million was an increase of 55% from the US $11.0 million of 2006, with gross margin for the year of 50.8%, steady with the 50.8% reported in 2006. The gross profit increase during the year is primarily attributable to the Company’s strong revenue growth during the year and the ability to maintain a strong gross margin level. Due to these factors, net income for 2007 rose significantly to US $6.0 million from US $4.6 million in the year ago period.

Recent Operational Highlights:

Recent accomplishments include:

•
The listing of the Company’s Wireless Fiber Distribution System (WFDS), a leading wireless indoor coverage solution, as a candidate on China Mobile's annual purchase list. Listing Telestone's solutions and products as candidates presents the opportunity for the Company's products to be purchased on a large scale by China Mobile during the coming year. This follows the positive responses received China Mobile during the third quarter on their WFDS field tests, and demonstrates the long term potential of the WFDS solution.

•
The Company announced winning license approvals and signing initial sales agreements in Russia, which to date have a total value of approximately US$150,000 for Telestone to supply RF equipment to several Russian partners on a trial basis. Telestone also signed initial sales agreements in both Brazil and Mexico during the fourth quarter, and Telestone CDMA signal repeater products were approved for licensing agreements by the Federal Communication Commission in the United States. These agreements mark important steps taken by the Company to expand into international markets, and come as a result of efforts made by Telestone's recently formed overseas subsidiary, the Beijing Telestone Communication Technology Corp.

•
The Company successfully incorporated Shandong Guolian, a leading provider of wireless coverage services in Shandong province acquired in the third quarter of 2007. The acquisition has been a positive experience for Telestone and will provide strong long-term benefits, regarding not only Shandong Guolian’s performance and contribution to Telestone but through the facilitation of the acquisition process for the future.

Business Outlook

In May 2008, a significant re-organization of the Chinese telecom industry is scheduled to occur, resulting in additional telecom carriers and greater competition among them, with an expected increase in capital investment overall. While Telestone is confident of sustained revenue growth in 2008, due to the direct impact of this event on the demand for the Company’s products and services, it will only be in a position to provide official and detailed outlook after fully assessing the post-reorganization market environment.

Conference Call

The Company’s management team will conduct a conference call on Wednesday, March 25, 2008 at 5:00 am (Pacific)/8:00 am (Eastern)/8:00 pm (Beijing/Hong Kong).

U.S. callers please dial: +1 888 935 4577 (toll free)
European callers please dial: +44 (0) 20 7806 1957
Asian callers please dial: +852 3002 1356
Passcode: 8149391

A live audio webcast of the conference call will also be available through our new corporate website, please visit: http://www.telestone.com/english

A replay will be available after the end of the call until March 29th.

U.S. callers please dial: +1 718 354 1112
European callers please dial: +44 (0)20 7806 1970
Asian callers please dial: +852 3002 1607
Passcode: 8149391

About Telestone Technologies Corporation

Telestone provides wireless communications coverage solutions primarily in the PRC. These solutions include products such as repeaters, antennas and radio accessories. Telestone also provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone currently has approximately 800 employees. For more information please visit www.telestone.com.

For further information please contact:

Telestone Technologies Corporation Ltd.
Nick Li
Secretary of the Board
Tel: +86-10-8367-0088 x1201
Email: nickl@telestone.com

Fang Cui
Tel: +86-10-8367-0088 x1202
Email: cuifang@telestone.com

FD Beijing
Julian Wilson
Julian.Wilson@fd.com
Tel: + 8610 8591 1951

FD New York
Peter Schmidt
Peter.Schmidt@fd.com
Tel: + 86 10 8591 1953

Safe Harbor Statement
Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company's actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

Appendix: Financial Statements of Telestone Technology Corporation Ltd.

Consolidated Statements of Operations and Other Comprehensive Income

(Dollars in thousands except share data and per share amounts)

		Years ended December 31,
		2007	2006
	Note	US$’000	US$’000
Operating revenues:
Net sales of equipment		24,456	16,769
Service income		9,122	4,939

		33,578	21,708
Operating expenses:
Equipment and services		16,534	10,691
Sales and marketing		4,614	2,917
General and administrative		3,911	1,674
Research and development		822	605
Depreciation and amortization		288	241

Total operating expenses		26,169	16,128

Operating income		7,409	5,580

Interest expense		(100)	(55)
Other income, net		727	442

Income before income taxes		8,036	5,967

Income taxes	11	(1,998)	(1,353)

Net income		6,038	4,614

Other comprehensive income
Foreign currency translation adjustment		2,002	650

Comprehensive income		8,040	5,264

Earnings per share:	3

Weighted average number of shares outstanding

Basic		9,578,956	8,682,736
Dilutive effect of warrants		108,141	52,879

Diluted		9,687,097	8,735,615

Net income per share of common stock		US$	US$

Basic (US$)		0.63	0.53

Diluted (US$)		0.62	0.53

Consolidated Balance Sheets

 (Dollars in thousands except share data and per share amounts)

		As of December 31,
		2007	2006
	Note	US$’000	US$’000
ASSETS

Current assets:
Cash and cash equivalents		5,473	3,380
Accounts receivable, net of allowance	5	45,013	29,777
Due from related parties	15	1,792	1,409
Inventories	10	8,023	5,048
Prepayment		1,169	315
Other current assets		1,332	373

Total current assets		62,802	40,302

Goodwill	7	3,119	-
Property, plant and equipment, net	6	1,170	821

		4,289	821

Total assets		67,091	41,123

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long term loan from related parties	15	28	-
Short-term bank loans	9, 15	2,051	1,279
Accounts payable – Trade		7,614	6,314
Customer deposits for sales of equipment		262	20
Due to related parties	15	2,318	2,001
Taxes payable		4,741	2,571
Accrued expenses and other accrued liabilities		7,221	4,668

Total current liabilities		24,235	16,853

Long term loan from related parties	15	30	-

Commitments and contingencies	16	24,265	16,853

Stockholders’ equity:
Preferred stock, US$0.001 par value, 10,000,000 shares authorized, no shares issued		-	-
Common stock and paid-in-capital, US$0.001 par value: Authorized - 100,000,000 shares as of December 31, 2007		-	-
Issued and outstanding – 10,404,550 shares as of December 31, 2007 and 8,935,106 shares as of December 31, 2006	13	11	9
Dedicated reserves	14	3,199	2,619
Additional paid-in capital		18,989	8,475
Other comprehensive income		3,017	1,015
Retained earnings		17,610	12,152

Total stockholders’ equity		42,826	24,270

Total liabilities and stockholders’ equity		67,091	41,123

Consolidated Statement of Cash Flow
(Dollars in thousands except share data and per share amounts)

		Years ended December 31,
	Note	2007	2006
		US$’000	US$’000
Cash flows from operating activities
Net income		6,038	4,614
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization		260	240
Provision for doubtful accounts		1,512	383
Write-off of property, plant and equipment		56	-
Profit on disposal of property, plant and equipment		-	(239)
Changes in assets and liabilities:
Accounts receivable		(10,088)	(6,896)
Inventories, net		(1,629)	(2,686)
Due from related parties		154	(44)
Prepayment		56	237
Other current assets		(527)	(125)
Accounts payable		(1,362)	1,953
Due to related parties		113	(202)
Customer deposits for sales of equipment		(195)	16
Taxes payable		143	(3,166)
Accrued expenses and other accrued liabilities		1,594	2,910

Net cash used in operating activities		(3,875)	(3,005)

Cash flows from investing activities
Purchase of property, plant and equipment		(270)	(148)
Proceeds from disposal of property, plant and equipment		-	391
Acquisition of subsidiary, net of cash disbursed	8	(186)	-

Net cash (used in) provided by investing activities		(456)	243

Cash flows from financing activities
Proceeds from issuance of common stock		5,454	1,075
Proceeds from short-term bank loan		2,051	1,279
Repayment of short-term bank loan		(1,630)	-
Repayment of long-term loan		(12)	-

Net cash provided by financing activities		5,863	2,354

Net increase (decrease) in cash and cash equivalents		1,532	(408)

Cash and cash equivalents, beginning of year		3,380	3,605
Effect on exchange rate changes		561	183

Cash and cash equivalents, end of year		5,473	3,380

Supplemental disclosure of cash flow information
Interest received		37	20
Interest paid		(100)	(55)
Tax paid		(1,237)	(1,154)

Non-cash investing activity
Issuance of common stock arising from acquisition of a subsidiary	7	5,062	-